EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (“Agreement”), dated February 19, 2015 (“Effective Date”), is by and among OMNOVA Solutions Inc. (“Company”), Barington Companies Equity Partners, L.P. and the entities and natural persons listed on Exhibit A (collectively, “Barington” and each a “Barington Member”). The Company and each Barington Member is a “Party” to this Agreement and collectively they are the “Parties.”

RECITALS

A.	The Company and Barington have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

B.	Barington is deemed to beneficially own shares of common stock of the Company (“Common Stock”) totaling in the aggregate 1,042,664 shares, or approximately 2.2%, of the Common Stock issued and outstanding on the Effective Date;

C.	Barington submitted a letter to the Company dated December 5, 2014 (“Nomination Letter”) notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (“Board”) at the 2015 annual meeting of the shareholders of the Company (“2015 Annual Meeting”);

D.	Barington filed a preliminary proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) on January 27, 2015 (“Preliminary Proxy Statement”) nominating Joseph M. Gingo (“Gingo”), Javier Perez and James A. Mitarotonda (“Mitarotonda”) as candidates for election to the Board at the 2015 Annual Meeting; and

E.	The Company and Barington have determined to come to an agreement with respect to the election of members of the Board, including those to be elected at the 2015 Annual Meeting, certain matters related to the 2015 Annual Meeting and certain other matters, as provided in this Agreement.

Accordingly, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Appointments; 2015 Annual Meeting; 2016 Annual Meeting.

(a) The Company agrees that, without the approval of Barington, it shall not expand the size of the Board prior to the date of the 2015 Annual Meeting.

(b) The Company agrees to take all necessary actions to nominate at the 2015 Annual Meeting (i) Mitarotonda and Gingo for election to serve as directors until the 2017 annual meeting of the shareholders of the Company (“2017 Annual Meeting”) and (ii) Janet P. Giesselman (“Giesselman”), Kevin M. McMullen (“McMullen”), Larry B.

Porcellato (“Porcellato”) and Robert A. Stefanko (“Stefanko” and, collectively with Mitarotonda, Gingo, Giesselman, McMullen and Porcellato, “Agreed Slate”) for election to serve as directors until the 2018 annual meeting of the shareholders of the Company. The Company shall use the same level of effort with respect to the election of Mitarotonda and Gingo that it exerts regarding Giesselman, McMullen, Porcellato and Stefanko in respect of the election of directors by the Company’s shareholders at the 2015 Annual Meeting, including, without limitation, recommending that the Company’s shareholders vote in favor of the election of Mitarotonda and Gingo at the 2015 Annual Meeting. None of the Company, the Board or the Compensation and Corporate Governance Committee of the Board (“Compensation and Corporate Governance Committee”) shall take any position, make any statements or take any action inconsistent with such recommendation.

(c) Barington hereby withdraws the Nomination Letter on the Effective Date and agrees not to nominate any person for election to the Board at the 2015 Annual Meeting.

(d) At the 2015 Annual Meeting, Barington agrees to appear in person or by proxy and vote all of the shares of Common Stock it beneficially owns (i) in favor of the election of the Agreed Slate, (ii) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015, and (iii) in accordance with the Board’s recommendation with respect to (A) the Company’s “say-on-pay” proposal and (B) any shareholder proposals.

(e) At the 2016 annual meeting of the shareholders of the Company (“2016 Annual Meeting”), Barington agrees to appear in person or by proxy and vote all of the shares of Common Stock it beneficially owns (i) in favor of the election of the nominees recommended by the Board for election to serve as directors until the 2019 annual meeting of the shareholders of the Company, (ii) to ratify the appointment of the independent registered public accounting firm designated by the Board as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2016, and (iii) in accordance with the Board’s recommendation with respect to (A) the Company’s “say-on-pay” proposal, (B) any proposal regarding the Company’s equity-compensation plans, and (C) any shareholder proposals.

(f) Barington agrees that it will cause each of its Affiliates and Associates under its Control to comply with Barington’s obligations under this Agreement and shall be responsible for the failure of any such Affiliate or Associate to do so. As used in this Agreement, the terms “Affiliate,” “Associate”, “Control” and “Controlled” will have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (“Exchange Act”) and will include all persons or entities that, subsequent to the Effective Date, become Affiliates or Associates of any person or entity referred to in this Agreement.

(g) Based on information provided by Barington, Mitarotonda and Gingo, as of the Effective Date, the Board is aware of no facts that would suggest that each of

Mitarotonda and Gingo is not (i) “independent” in accordance with the listing standards for the New York Stock Exchange and any other applicable director independence standards and (ii) otherwise qualified to serve as a director of the Company and a member of the Compensation and Corporate Governance Committee and the Audit Committee of the Board (“Audit Committee” and with the Compensation and Corporate Governance Committee, each a “Committee”).

(h) If elected to the Board at the 2015 Annual Meeting, Mitarotonda and Gingo shall promptly be considered for inclusion on a committee or committees of the Board in good faith and in a manner consistent with other members of the Board.

(i) Upon election to the Board, Mitarotonda and Gingo will be subject to the same protections and obligations, and shall have the same rights and benefits, as are applicable to all other directors of the Company.

(j)

(i) The Company shall prepare the Form 8-K being filed with respect to this Agreement (“8-K”), its proxy statement (as such term is defined in Rule 14a-1 promulgated by the SEC under the Exchange Act) with respect to the 2015 Annual Meeting (“2015 Proxy Statement”) and all other soliciting materials (as such term is used in Rule 14a-6 promulgated by the SEC under the Exchange Act) with respect to the 2015 Annual Meeting (“2015 Soliciting Materials”) in accordance with, and consistent with, the Company’s obligations under this Agreement. The Company shall provide the proposed form of the 8-K, the 2015 Proxy Statement and any 2015 Soliciting Materials to Barington and its counsel in advance of filing such materials with the SEC and shall consider in good faith their reasonable comments received within three business days.

(ii) The Company shall prepare its proxy statement (as such term is defined in Rule 14a-1 promulgated by the SEC under the Exchange Act) with respect to the 2016 Annual Meeting (“2016 Proxy Statement”) and all other soliciting materials (as such term is used in Rule 14a-6 promulgated by the SEC under the Exchange Act) with respect to the 2016 Annual Meeting (“2016 Soliciting Materials” and collectively with the 8-K, the 2015 Proxy Statement, the 2015 Soliciting Materials and the 2016 Proxy Statement, “Filings”) in accordance with, and consistent with, the Company’s obligations under this Agreement. To the extent either contains a description of or reference to Barington, Mitarotonda or Gingo, it shall be consistent with the 2015 Proxy Statement and the 2015 Soliciting Materials but subject to Section 1(j)(iv) below.

(iii) Barington shall provide, as promptly as reasonably practicable, all information relating to Barington (and other information, if any) required under applicable law to be included in the Filings. In the Filings, the Company shall present the same types of information in the same manner concerning Mitarotonda and Gingo as presented for the Company’s other similarly situated directors and director nominees, as applicable.

(iv) If, in any filing that the Company makes with the SEC during the Standstill Period (as defined below) and after the filing of the 8-K, the 2015 Proxy Statement and any 2015 Soliciting Materials, the Company proposes to make any substantive change to its previous disclosure regarding Barington, Mitarotonda, Gingo or this Agreement, the Company shall provide Barington and its counsel with the proposed form of the filing, or the applicable portion thereof, in advance of filing such materials with the SEC and shall consider in good faith any reasonable comments received from Barington or its counsel within three business days.

(k) If at any time during the Standstill Period, Mitarotonda or Gingo is unable or unwilling to serve (or continue to serve) as a director of the Company for any reason, then Barington shall be entitled to designate a replacement nominee (any replacement nominee selected in accordance with this Section 1(k), a “Replacement Nominee”). In proposing an individual as a Replacement Nominee pursuant to this Section 1(k), Barington shall provide the Company with such information regarding such individual as would be required to nominate such individual as a director pursuant to the Company’s Amended and Restated Code of Regulations and any other information reasonably requested by the Company consistent with its practice with other directors. Notwithstanding the foregoing, Barington will not be entitled to designate a particular Replacement Nominee pursuant to this Section 1(k) in the event that the Board or the Compensation and Corporate Governance Committee in good faith reasonably determines that (i) the appointment or election of such Replacement Nominee to the Board would cause the Company to not be in compliance with applicable law, (ii) such Replacement Nominee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended, or is subject to any order of any applicable governmental authority prohibiting service as a director of any public company, (iii) such Replacement Nominee does not satisfy the director eligibility requirements applicable to the other members of the Board, or (iv) such Replacement Nominee is not acceptable to the Board or the Compensation and Corporate Governance Committee. In any such case described in clauses (i) through (iv) of the immediately preceding sentence, Barington will withdraw the designation of such proposed Replacement Nominee and be permitted to designate a replacement therefor (which Replacement Nominee will also be subject to the requirements of this Section 1(k)).

2. Standstill Provisions.

(a) Barington agrees that, from the Effective Date until the earlier of (x) the date that is 35 calendar days before the deadline for the submission of shareholder nominations for the 2017 Annual Meeting pursuant to the Company’s Amended and Restated Code of Regulations or (y) the date that is 65 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2016 Annual Meeting (“Standstill Period”), neither Barington nor any of its Affiliates or Associates under its Control will, and Barington will cause each such Controlled Affiliate and Associate not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to the securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to the securities of the Company (other than a “group” that consists exclusively of the persons identified on Exhibit A for purposes consistent with this Agreement), except that nothing in this Agreement will limit the ability of an Affiliate or Associate of Barington to join the Barington “group” following the execution of this Agreement so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, other than any such voting trust, arrangement or agreement solely among the Barington Members and otherwise in accordance with this Agreement;

(iv) initiate, encourage or participate in any (A) nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company, (B) other action with respect to the election or removal of any directors of the Company, or (C) effort, alone or in concert with others, to obtain representation on the Board, in each case except as specifically contemplated in Section 1;

(v) initiate, encourage or participate in any proposal or other business for consideration by shareholders at, or in any “withhold” or similar campaign with respect to, any annual or special meeting of shareholders of the Company;

(vi) initiate, encourage or participate in any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other transaction involving the Company;

(vii) make any public communication in opposition to any Company acquisition, recapitalization, restructuring or disposition activity approved by the Board and not submitted to be voted on by the shareholders of the Company;

(viii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders;

(ix) initiate, encourage or participate in any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not trigger public disclosure obligations for any Party; or

(x) publicly or privately encourage or support any other shareholder or third party to take any of the actions described in this Section 2(a).

(b) Nothing contained in this Agreement shall limit in any respect the ability of each of Mitarotonda and Gingo to act in accordance with his fiduciary duties, as a director, to the Company and its shareholders; provided, however, that before so acting in a manner that would otherwise be a breach of this Agreement, he shall consult, to the extent reasonably practicable, with the Chairman, the Presiding Director, the Chair of either Committee or the full Board.

(c) Each Barington Member will be entitled to:

(i) vote its shares on any other proposal duly brought before the 2015 Annual Meeting or otherwise vote, in each case except as expressly provided in Section 1(d), Section 1(e) or Section 2(a)(iv), as each Barington Member determines in its sole discretion so long as Barington Companies Equity Partners, L.P. and all other Controlled Affiliates of Barington Capital Group, L.P. vote their shares in the same manner; and

(ii) disclose, publicly or otherwise, (A) how it intends to vote with respect to any securities of the Company, any shareholder proposal or any other matter to be voted on by the shareholders of the Company, (B) how it intends to act regarding a tender offer or similar transaction relating to any securities of the Company, and (C) its reasons for doing so in each case, so long as all such disclosure or activity is (x) in compliance with the requirements of this Agreement and (y) consistent among Barington Companies Equity Partners, L.P. and all other Controlled Affiliates of Barington Capital Group L.P.

3. Representations and Warranties of the Company.

The Company represents and warrants to Barington that (a) the Company has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid, binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or by general equity principles (collectively, “Enforceability Exceptions”), and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Barington.

Barington represents and warrants to the Company that (a) Barington’s authorized signatory named on the signature page of this Agreement has the power and authority to execute and deliver this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by Barington, constitutes a valid, binding obligation of Barington and is enforceable against Barington in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, (c) the execution, delivery and performance of this Agreement by Barington does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Barington or (ii) conflict with, result in any breach or violation of, constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under or give any right of termination, amendment, acceleration or cancellation of any organizational document, agreement, contract, commitment, understanding or arrangement to which Barington is a party or by which it is bound, (d) as of the Effective Date, Barington is deemed to beneficially own in the aggregate 1,042,664 shares of Common Stock, and (e) as of the Effective Date, Barington does not have, or have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into, exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, in each case (i) whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event, (ii) whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), (iii) whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and (iv) without regard to any short position under any such contract or arrangement).

5. Press Release.

Promptly following the execution of this Agreement, the Company and Barington will jointly issue a mutually agreeable joint press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached as Exhibit B. Before the issuance of the Mutual Press Release, neither the Company nor Barington will issue any press release or public announcement regarding this Agreement without the advance written consent of the other Party. Until the 2015 Annual Meeting, none of the Company, Barington or the Agreed Slate will make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the advance written consent of the other Party.

6. Mutual Non-Disparagement.

Except as required by law, each Party covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, employees, directors, attorneys or representatives has in any material respect breached this Agreement or violated any of his duties as a director of the Company, neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, employees, directors, attorneys or representatives will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or the other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the Effective Date), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the Effective Date), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage in any material respect the business or reputation of such other Party, its products or services or its subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

7. Expenses.

Within five business days of the written confirmation provided for in this Section 7, the Company shall pay Barington Capital Group, L.P. up to $250,000 by one or more certified checks or wire transfers of immediately available funds to reimburse Barington for its reasonable expenses to the extent they have been confirmed in writing to the Company by an independent registered public accounting firm designated by Barington as having been (i) paid or payable to persons other than Barington or any of its Controlled Affiliates or any of its or their directors, officers or employees and (ii) incurred on or before the Effective Date in connection with, relating to or resulting from Barington’s letters, meetings and other communications with the Company, the Nomination Letter, the proxy solicitation (including, without limitation, the drafting and filing of a preliminary proxy statement and responding to comments of the SEC), the drafting, negotiation and execution of this Agreement and all of their other activities and matters related to the foregoing, including, without limitation, the fees and disbursements of counsel, proxy solicitors, printers, consultants and other advisors; provided, however, that the Company shall also pay the out-of-pocket expenses of Gingo in connection with his agreement to be nominated by Barington for election to the Board at the 2015 Annual Meeting and participation in the foregoing matters.

8. Specific Performance.

Barington, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other Party would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). The Parties accordingly agree that Barington, on the one hand, and the Company, on the other hand (as applicable, “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement and the other Party will not take action, directly or indirectly, in opposition to such relief sought by the Moving Party on the ground that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and will in no way be affected, impaired or invalidated. The Parties hereby stipulate and declare it to be their intention that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term, provision, covenant or restriction that may after the Effective Date be declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

10. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the receiving Party. The addresses and facsimile numbers for such communications will be:

If to the Company:

OMNOVA Solutions Inc.

25435 Harvard Road

Beachwood, Ohio 44122

Attention: James C. LeMay

Telephone: (216) 682-7131

Facsimile: (216) 453-0111

with a copy (which will not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention: Lyle G. Ganske, Esq.

Telephone: (216) 586-7264

Facsimile: (216) 579-0212

If to Barington or any Barington Member:

Barington Capital Group, L.P.

888 Seventh Avenue, 17th Floor

New York, New York 10019

Attention: James A. Mitarotonda

Tel: (212) 974-5700

Fax: (212) 586-7684

with a copy (which will not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Peter G. Smith, Esq.

Telephone: 212-715-9401

Facsimile: 212-715-8000

11. Applicable Law.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party or its successors or assigns, will be brought and determined exclusively in the state courts located in Cuyahoga County, Ohio and any state appellate court therefrom within the State of Ohio (or if any state court declines to accept jurisdiction over a particular matter, the United States District Court for the Northern District of Ohio). Each of the Parties hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement or its subject matter may not be enforced in or by such courts.

12. Counterparts.

This Agreement may be executed in multiple counterparts, each of which is an original and which collectively are a single instrument, effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery or facsimile).

13. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Barington, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Barington to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of that or any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their successors, heirs, executors, legal representatives and permitted assigns. No Party will assign this Agreement or any rights or obligations under this Agreement without the advance written consent of the other Party. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

14. Representative. Each Barington Member hereby irrevocably appoints Barington Capital Group, L.P. as such Barington Member’s attorney-in-fact and representative (the “Barington Representative”), in such Barington Member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company will be entitled to rely, as being binding on each Barington Member, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

OMNOVA SOLUTIONS INC.

By:	/s/ Kevin M. McMullen
Name:	Kevin M. McMullen
Title:	Chief Executive Officer

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Authorized Signatory

BARINGTON COMPANIES INVESTORS, LLC

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.

By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Authorized Signatory

LNA CAPITAL CORP.

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Authorized Signatory

JOSEPH M. GINGO, individually

/s/ Joseph M. Gingo

HILCO, INC.

By:	/s/ Eric W. Kaup
Name: Eric W. Kaup
Title: Authorized Signatory

JOSEPH R. GROMEK, individually

/s/ Joseph R. Gromek

[Signature Page to Agreement]

EXHIBIT A

Barington

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES A. MITAROTONDA

JOSEPH M. GINGO

HILCO, INC.

JOSEPH R. GROMEK

EXHIBIT B

Joint Press Release

NOT FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS AND BARINGTON GROUP REACH AGREEMENT

BEACHWOOD, Ohio and NEW YORK, New York – February [    ], 2015 – OMNOVA Solutions Inc. (NYSE: OMN, the “Company”) and an investor group led by Barington Capital Group, L.P. (“Barington”) today announced that they have reached an agreement in connection with the Company’s 2015 Annual Meeting of Shareholders and certain related matters.

Under the terms of the agreement, two proposed Barington nominees, James A. Mitarotonda and Joseph M. Gingo, and one proposed OMNOVA nominee, Janet P. Giesselman, will each be nominated by the OMNOVA Board for election at the 2015 Annual Meeting to an expanded Board of Directors. Additionally, Barington has withdrawn its earlier notice of nomination regarding all of its director candidates for the Company Board and its preliminary proxy statement. Barington has also agreed to vote its shares in favor of Ms. Giesselman, Mr. Mitarotonda and Mr. Gingo, as well as for the Board’s three continuing director nominees, at the 2015 Annual Meeting and to abide by certain customary “standstill” restrictions.

“We value input from our shareholders and believe this agreement with Barington is in the best interests of the Company and all OMNOVA shareholders,” said Kevin M. McMullen, OMNOVA’s Chairman of the Board, Chief Executive Officer and President. “We are confident that each of the new Board members will bring valuable expertise to OMNOVA that will help us pursue our strategic initiatives to drive shareholder value.”

Mr. Mitarotonda, Chairman, President and Chief Executive Officer of Barington, stated, “We are pleased to have reached an agreement with OMNOVA and we look forward to working together with the Board and management team to enhance long-term value for all OMNOVA shareholders.”

OMNOVA’s Board has not yet announced the date, time and location for the 2015 Annual Meeting of Shareholders.

The complete agreement between OMNOVA and Barington will be filed as an exhibit to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (SEC).

Additional Information

In connection with the 2015 Annual Meeting, the Company will file a proxy statement and other documents regarding the 2015 Annual Meeting with the SEC and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2015 Annual Meeting. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to shareholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from the Company at its website, www.omnova.com, or by written request to 25435 Harvard Road, Beachwood, Ohio 44122, Attention: Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2015 Annual Meeting. Information concerning the Company’s participants is set forth in its proxy statement, dated February 6, 2014, for its 2014 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2015 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of any of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.

All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

About OMNOVA Solutions

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending November 30, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

About Barington Capital Group, L.P.

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving long-term shareholder value. Barington has significant experience investing in specialty chemical and industrial companies, with prior investments in A. Schulman, Spartech Corporation, Ameron International, Stewart & Stevenson, Griffon Corporation and Gerber Scientific, among others.

CONTACT: OMNOVA Solutions

Investor Contact: Paul DeSantis

Senior Vice President and Chief Financial Officer

(216) 682-7003

Or

Media Contact: Sandi Noah

Vice President, Communications

(216) 682-7011

CONTACT: Barington Capital Group, L.P.

Jared L. Landaw

Chief Operating Officer

(212) 974-5713